Synutra Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results

~4Q15 Sales Increase 11.6% Over Prior Year Period~

~Formula Sales Increase 18.8%~

~4Q15 Net Income Increases 145.8% Over Prior Year Period~

QINGDAO, China and ROCKVILLE, Md., June 12, 2015 /PRNewswire/ -- Synutra International, Inc. (Nasdaq: SYUT), ("Synutra" or the "Company"), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year of fiscal 2015 ended March 31, 2015.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, "We are very pleased with our fourth quarter and full fiscal year results. The fourth quarter marked record sales in our Nutritional Food segment, which mainly consists of our powdered formula products. We continued to exercise tight control over discounts, which resulted in a strong average selling price and meaningful margin expansion in this segment. In fiscal 2015, we focused on furthering our operational efficiency and building a sustainable customer service platform utilizing mobile internet technologies through our Kangaroo program. In the coming quarters, we will continue to focus on growing our brand equity, differentiating our products on service and quality, and modernizing our sales channels so that we are poised to capitalize on the additional premium capacity from our French facility, once it becomes operational in the fourth quarter of fiscal 2016."

Fourth Quarter Fiscal 2015 Financial Results

Net sales were $110.2 million for the fourth quarter of fiscal 2015, an increase of 11.6% from $98.7 million in the fourth quarter of fiscal 2014. Net sales from the Company's Nutritional Food segment, which includes branded powdered formula as well as branded baby and adult food products, were $105.1 million, or 95.4% of net sales, in the fourth quarter. This represents an increase of 18.8% over the prior year period's sales of $88.4 million, or 89.6% of net sales. This increase was primarily driven by a 12.6% increase in average selling price, supported by a 5.5% increase in milk formula sales by volume over the prior year period. Sales of powdered formula products increased to 7,356 tons in the fourth quarter, compared to 6,974 tons in the prior year period. Average selling price was $14,283 per ton, compared to $12,682 per ton in the prior year period.

Net sales from the Nutritional Supplement segment were $4.6 million, or 4.1% of net sales, compared to $4.1 million, or 4.1% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate ingredients sold to certain international pharmaceutical companies.

Net sales from Other Business, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $0.6 million, or 0.5% of net sales, in the fourth quarter of fiscal 2015, compared to $6.2 million, or 6.3% of net sales, in the prior year period. The decrease in sales from Other Business was primarily due to less unusable raw materials available to be sold in bulk to industrial customers due to the use of infant-grade whole milk powder, which contains a higher percentage of powder that can go directly into the Company's final milk formula products under its dry-mixing production method.

Gross profit was $54.2 million in the fourth quarter of fiscal 2015, compared to $38.2 million in the prior year period. Gross margin was 49.2%, an increase from 38.7% in the prior year. This increase was primarily due to the increased contribution to total net sales from the Nutritional Food segment and supported by the increased gross margin of that segment. Gross margin for the Nutritional Food segment was 51.4%, an increase from 44.8% in the prior year period, primarily due to the higher average selling price of powdered formula products.

Selling and distribution expenses were $14.5 million in the fourth quarter of fiscal 2015, compared to $13.0 million in the prior year period. Advertising and promotional expenses were $10.9 million in the fourth quarter, compared to $3.9 million in the prior year period. These two expenses combined accounted for 23.1% of sales, compared to 17.1% in the prior year period. The increase is primarily attributable to a $4.7 million one-time government subsidy to promotional expenses which the Company received in the fourth quarter of fiscal 2014.

Income from operations was $16.6 million, an increase of 19.4% over the prior year period. Included in this number is a non-recurring impairment charge, mainly to the assets of the Company's baby and adult food business, of $5.8 million. Net income increased 145.5% to $24.3 million from $9.9 million in the prior year period. Included in net income is a $7.5 million tax benefit, which mainly includes a non-recurring $11.3 million reversal of allowances on deferred tax assets, partially offset by a tax provision on actual income of $3.8 million in the fourth quarter. Net income attributable to common stockholders was $24.1 million in the fourth quarter of fiscal year 2015, or $0.42 per basic share, a 138.7% increase from net income of $10.1 million, or $0.18 per basic share, in the prior year period. Excluding the non-recurring items, non-GAAP net income attributable to common stockholders for the fourth quarter was $18.6 million, or $0.33 per basic share.

Full Year ended March 31, 2015 Financial Results

Net sales for fiscal 2015 ended March 31, 2015 were $413.9 million, an increase of 11.7% from $370.5 million in the prior year. Net sales from the Nutritional Food segment increased by 23.0% to $386.8 million, or 93.4% of net sales, compared to $314.5 million, or 84.9% of net sales, in the prior year.

Gross profit was $189.6 million, an increase of 23.5% from $153.5 million in the prior year. Gross margin was 45.8%, compared to 41.4% for the prior year. Gross margin for the Nutritional Food segment was 48.7%, compared to 49.5% in fiscal 2014.

Income from operations was $73.7 million, compared to $41.6 million in the prior year. Included in income from operations was a non-recurring gain on disposal of subsidiaries of $15.3 million and a non-recurring impairment charge on long-lived assets of $5.8 million.

Net income was $72.0 million, an increase of 137.4% over $30.3 million in the prior year. One-time items that impacted net income, other than the non-recurring items mentioned above, include a tax expense on the disposal gains of $3.1 million and a reversal of valuation allowances on deferred tax assets of $11.3 million. Adjusted for all non-recurring items both above and below the operating line, non-GAAP net income for fiscal 2015 was $54.4 million, an increase of 75.3% compared to the prior year. Net income attributable to common stockholders was $69.5 million, or $1.21 per basic share, compared to $30.9 million, or $0.54 per basic share, in the prior year.

Balance Sheet

As of March 31, 2015, the Company had cash and cash equivalents of $85.2 million and restricted cash of $224.7 million, including the current and non-current portions. Net accounts receivable decreased to $15.4 million as of March 31, 2015 from $17.8 million as of December 31, 2014. The Company's inventory position increased to $87.8 million from $84.0 million. Total debt was $420.7 million, including $145.6 million of short-term debt and $130.4 million of long-term debt due within one year, representing an increase of $34.0 million from last quarter. The increase in debt was primarily due to a higher portion of the Company's borrowings being collateralized with cash, thus the simultaneous increase in restricted cash and total debt. Net debt, which is total debt net of cash and restricted cash, increased by $0.3 million from last quarter to $ 110.8 million.

Fiscal 2016 Financial Outlook

For fiscal 2016 the Company expects continued growth momentum in the Nutritional Food segment, mainly driven by powdered formula products, and greater operating leverage as sales expand. The Company expects full year sales growth for the Nutritional Food segment to be 10-15% over fiscal 2015 results. Total net sales are expected to be between $450 and 500 million, as there can be more variance from the sales of bulk packaged milk and whey powder in the Other Business segment. The Company expects to incur income tax expense consistent with the statutory rate of 25% in fiscal 2016 compared to the income tax benefit recorded in fiscal 2015 due to the reversal of valuation allowances of deferred tax assets. As such the Company expects net income for fiscal 2016 to be between $50 and 60 million, in line with $72.0 million and $54.4 million for GAAP and non-GAAP net income in fiscal 2015, respectively.

Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release presents non-GAAP operating income, non-GAAP net income, and non-GAAP net income attributable to common stockholders and non-GAAP earnings per share by excluding the impairment of long-lived assets and intangible assets, gain on disposal of subsidiaries, and reversal of valuation allowance of deferred tax assets. The Company believes these non-GAAP financial measures are important to help investors understand the Company's operating and financial performance compare business trends among different reporting periods on a consistent basis and assess the Company's core operating results. The use of the above non-GAAP financial measures has certain limitations. The Company would not expect these adjustment items will continue to occur. These non-GAAP financial measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. Reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth at the end of this release.

Conference Call Details

The Company will hold a conference call on Monday, June 15, 2015 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1(800)742-9301
China Toll Free:	400-120-3170
Conference ID:	54225276

A webcast and replay of the conference call will be available through the Company's IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of March 31, 2015, this network comprised over 740 independent distributors and over 310 independent sub-distributors who sell Synutra products in approximately 21,000 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra's products; the safety and quality of Synutra's products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	March 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$85,171	$90,915
Restricted cash	145,906	67,211
Accounts receivable, net of allowance of $1,824 and $2,851, respectively	15,405	17,763
Inventories	87,754	83,986
Due from related parties	2,629	3,109
Prepaid Income tax		244
Receivable from disposal of subsidiaries	6,726
Deferred tax assets	12,267
Prepayments, tax receivables and others	27,012	22,028
Total current assets	382,870	285,256
Property, plant and equipment, net	187,085	145,833
Land use rights, net	8,657	10,957
Intangible assets, net	2,588	4,270
Restricted cash	78,799	100,533
Due from related parties	2,139	2,355
Deferred tax assets	298
Other assets	2,449	1,479
TOTAL ASSETS	$664,885	$550,683

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$145,639	$115,917
Long-term debt due within one year	130,426	91,505
Accounts payable	47,764	39,616
Income tax payables	1,233
Due to related parties	130	1,556
Advances from customers	14,844	15,692
Other current liabilities	46,790	45,980
Total current liabilities	386,826	310,266
Long-term debt	144,627	160,533
Deferred government subsidy	3,816	4,247
Capital lease obligations	7,806	7,898
Other long-term liabilities	7,240	6,483
Total liabilities	550,315	489,427
Equity:
Common stockholders' equity:
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at March 31, 2015 and 2014, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(35,046)	(104,579)
Accumulated other comprehensive income	11,526	30,529
Total Synutra common shareholders' equity	111,926	61,396
Noncontrolling interest	2,643	(140)
Total equity	114,569	61,256
TOTAL LIABILITIES AND EQUITY	$664,884	$550,683

Synutra International, Inc. Consolidated Statements of Operations Dollars in thousands, except per share data

	Three Months Ended March 31,		Year Ended March 31,
	2015	2014	2015	2014

Net sales	$110,171	$98,739	$413,941	$370,534
Cost of sales	55,997	60,505	224,387	217,027
Gross profit	54,174	38,234	189,554	153,507
Selling and distribution expenses	14,497	12,957	57,797	53,710
Advertising and promotion expenses	10,914	3,904	40,027	32,912
General and administrative expenses	6,452	6,746	27,994	25,506
Impairment of long-lived assets and intangible assets	5,845	1,040	5,845	1,040
Gain on disposal and liquidation of subsidiaries	0	0	15,294	367
Government subsidy	108	294	555	924
Income (loss) from operations	16,574	13,881	73,740	41,630
Interest expense	4,178	4,401	16,033	16,162
Interest income	2,396	1,472	7,608	4,658
Other income (expense), net	1,958	(1,055)	2,267	352
Income (loss) before income tax expense	16,750	9,897	67,582	30,478
Income tax expense (benefit)	(7,525)	23	(4,449)	130
Net income (loss)	24,275	9,874	72,031	30,348
Net income (loss) attributable to the noncontrolling interest	183	(220)	2,498	(581)
Net income (loss) attributable to common stockholders	$24,092	$10,094	$69,533	$30,929
Earnings (loss) per share - basic and diluted	$0.42	$0.18	$1.21	$0.54
Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301

Synutra International, Inc. Reconciliation of non-GAAP financial measures to comparable US GAAP measures Dollars in thousands, except per share data

	Three months ended March 31,
	2015	2014
Income from operations	16,574	13,881
Impairment of long-lived assets and intangible assets	5,845	1,040
Non-GAAP income from operations	22,419	14,921
Net Income	24,275	9,874
Impairment of long-lived assets and intangible assets	5,845	1,040
Reversal of valuation allowance of deferred tax assets	11,300	-
Non-GAAP Net Income	18,820	10,914
Net Income attributable to common stockholders	24,092	10,094
Impairment of long-lived assets and intangible assets	5,845	1,040
Reversal of valuation allowance of deferred tax assets	11,300	-
Non-GAAP Net Income attributable to common stockholders	18,637	11,134
Non-GAAP earnings/(loss) per share -basic and diluted	0.33	0.19

	Year ended March 31,
	2015	2014
Income from operations	73,740	41,630
Impairment of long-lived assets and intangible assets	5,845	1,040
Gain on disposal of subsidiaries	15,294	367
Non-GAAP income from operations	64,291	42,303
Net Income	72,031	30,348
Impairment of long-lived assets and intangible assets	5,845	1,040
Gain on disposal of subsidiaries	15,294	367
Reversal of valuation allowance of deferred tax assets	11,300	-
Tax impact as a result of gain on disposal of subsidiaries	3,100	-
Non-GAAP Net Income	54,382	31,021
Net Income attributable to common stockholders	69,533	30,929
Impairment of long-lived assets and intangible assets	5,845	1,040
Gain on disposal of subsidiaries	15,294	367
Reversal of valuation allowance of deferred tax assets	11,300	-
Tax impact as a result of gain on disposal of subsidiaries	3,098	-
Non-GAAP Net Income attributable to common stockholders	51,882	31,602
Non-GAAP earnings per share -basic and diluted	0.91	0.55